UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:
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[   ]      Confidential, For Use of the Commission Only as permitted by Rule 14a-6(e) (2))
[X]      Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Material Pursuant to Rule 14a-12.

ASCENT ASSURANCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ASCENT ASSURANCE, INC.
3100 Burnett Plaza
801 Cherry Street, Unit 33
Fort Worth, TX 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held
Monday, March 15, 2004

To the Holders of Common Stock of Ascent Assurance, Inc.:

        The Annual Meeting of Stockholders of Ascent Assurance, Inc. (the “Company”) will be held on, Monday, March 15, 2004 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley & McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, for the following purposes:

1.	To elect three (3) directors of the Company, each to serve for a term of three (3) years;

2.

To approve the adoption of an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company will have the authority to issue to 75,000,000; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only holders of Common Stock of record at the close of business on February 24, 2004 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting.

        PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

By Order of the Board of Directors,

/s/ Patrick J. Mitchell
Patrick J. Mitchell Chairman of the Board and Chief Executive Officer Fort Worth, Texas March 4, 2004

ASCENT ASSURANCE, INC.

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is being furnished to the stockholders of Ascent Assurance, Inc., a Delaware corporation (“Ascent” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Monday, March 15, 2004 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley & McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, or any adjournments or postponements thereof (the “Meeting”).

        At the Meeting, the stockholders of the Company will be asked to (i) elect three (3) directors of the Company, each to serve for a term of three (3) years, and (ii) approve the adoption of an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) increasing the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Company will have the authority to issue to 75,000,000 (the “Amendment”).

        This Proxy Statement, and the enclosed form of proxy, are expected to be mailed on or about March 4, 2004. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, LaSalle Bank, N.A., for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Common Stock registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders of record and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Meeting and vote in person, but attendance at the Meeting will not, by itself, revoke a proxy.

VOTING, RECORD DATE AND QUORUM

        Proxies will be voted as specified or, if no direction is indicated on the proxy, it will be voted “FOR” the election of the three (3) nominees named under the caption “Proposal 1 – Election of Directors” and “FOR” the approval of the adoption of the Amendment as discussed under the caption “Proposal 2 – Proposal to Amend Certificate of Incorporation”.

        The close of business on February 24, 2004 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting. As of February 24, 2004, 6,535,850 shares of Common Stock were outstanding and will be entitled to be voted at the Meeting. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (with abstentions and broker non-votes having the effect of negative votes) is required for the approval of the adoption of the Amendment. The Board recommends the election of the three (3) nominees named under “Proposal 1 — Election of Directors” and the adoption of the Amendment as discussed under the caption “Proposal 2 — Proposal to Amend the Certificate of Incorporation”.

        Special Situations Holdings, Inc. – Westbridge (“SPV”), the Company’s largest stockholder (see “Stock Ownership – Principal Stockholders”) and a wholly-owned subsidiary of Credit Suisse First Boston LLC (“CSFB”), owns as of the record date 3,215,350 shares of Common Stock (representing 49.20% of the outstanding Common Stock) and 37,504 shares of the Company’s Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), 17,807 of which are immediately convertible into 20,888,956 shares of Common Stock at a price of $0.85246 per share (which would thereby increase SPV’s ownership percentage in the outstanding Common Stock to 87.89%). CSFB has agreed to cause SPV to vote all its shares of Common Stock in favor of the adoption of the Amendment. In addition, the executive officers of the Company, who together own shares representing approximately 0.87% of the outstanding Common Stock as of the record date, have indicated that they will vote their shares in favor of the adoption of the Amendment.

PROPOSAL 1 – ELECTION OF DIRECTORS

General

        The Company’s Certificate of Incorporation and Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company’s Board is currently set by the Board pursuant to the Company’s Bylaws at seven (7). Of this number, three (3) members of the Board have terms expiring at the Meeting, two (2) members of the Board have terms expiring at the 2005 Annual Meeting of Stockholders and two (2) members of the Board have terms expiring at the 2006 Annual Meeting of Stockholders.

        Five of the current members of the Board were elected at previous annual meetings of the stockholders of the Company and the other two members joined the Board pursuant to the terms of the Exchange Agreement dated as of December 31, 2003 between the Company and affiliates of CSFB (the “Exchange Agreement”) in connection with the restructuring of the preferred stock and notes held by affiliates of CSFB (see “Certain Transactions and Relationships”). In addition, under the Exchange Agreement, two members of the Board (who will be entitled to appoint their successors) will be required to be independent of both CSFB and the Company until such time as the Company no longer has any stockholders who are not affiliated with CSFB or, if sooner, upon a sale of the Company to an unaffiliated third party (the “Independent Directors”). To qualify as an Independent Director, a director must not be an officer of the Company or any of its subsidiaries, must not otherwise be an affiliate of CSFB and must qualify as “independent” under the rules or listing standards of any securities exchange or market on which any of the Company’s securities are listed or approved for trading or, if not so listed or approved, the rules or listing standards of the Nasdaq Stock Market. The current Independent Directors are Michael A. Kramer and Paul E. Suckow, neither of whose term in office expires at the Meeting. Under the terms of the Exchange Agreement, the consent of the Independent Directors is required for certain transactions between CSFB and its affiliates and the Company, and CSFB and its affiliates are required to vote their shares of Common Stock in favor of the election of the Independent Directors. See “Certain Transactions and Relationships.”

        If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the three (3) nominees named below. Each of the nominees has consented to serve as a director if elected. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term (except that, pursuant to the Exchange Agreement, any vacancy created by the resignation of either Independent Director may be filled by the other Independent Director with a director who would satisfy the definition of “independent” under the Exchange Agreement).

        The Board recommends that the stockholders vote “FOR” the three (3) nominees named below. The following information concerning each of the three (3) nominees as director, and each current director in the classes continuing in office, is provided as of January 30, 2004. One of the nominees (as well as two of the continuing directors) is an employee of CSFB, the largest stockholder of the Company (see “Stock Ownership – Principal Stockholders” and “Certain Transactions and Relationships”). Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company.

Nominees for Three-Year Terms Expiring in 2007

Gregory M. Grimaldi, age 30, has been a director of Ascent since January 1, 2004. Mr. Grimaldi is a Vice President of CSFB (see “Stock Ownership – Principal Stockholders” and “Certain Transactions and Relationships”). From 1998 to 2000, he was an Associate at Insight Capital Partners and from 1996 to 1998, he was an analyst at Merrill Lynch. Mr. Grimaldi also serves as a director of Longitude, Inc.

David G. Kaytes, age 49, has been a director of Ascent since January 22, 2004. Mr. Kaytes is a managing director of Novantas, LLC, a management consulting firm. From 1995 to 1999, he was a managing vice president of First Manhattan Consulting Group, a business consulting firm.

Patrick J. Mitchell, age 45, has been a director of Ascent since 1997. Mr. Mitchell has served as Chairman of the Board and Chief Executive Officer of the Company since September 1998 and as President and Chief Operating Officer since October 1997. He also served as Chief Financial Officer and Treasurer of the Company from October 1997 through February 1999.

Directors Continuing in Office Until 2005

Michael A. Kramer, age 35, has been a director of Ascent since 1999. Mr. Kramer is a Partner in Greenhill & Co., an investment banking firm. From 1989 through January 2001, Mr. Kramer was a managing director in Houlihan, Lokey, Howard & Zukin’s New York office where he led many of the firm’s largest restructuring and M&A engagements.

Paul E. Suckow, age 56, has been a director of Ascent since 1999. Mr. Suckow has been an adjunct professor for Villanova University since August 1999. From 1993 to 1999, Mr. Suckow was Executive Vice President and Chief Investment Officer, Fixed Income at Delaware Investment Advisers, Inc. where he managed a $10.5 billion portfolio of fixed income assets. He also currently serves as a director for Pranduim, Inc. and Doane Pet Care Company.

Directors Continuing in Office Until 2006

George R. Hornig, age 49, has been a director of Ascent since the 2003 Annual Meeting of Stockholders. Mr. Hornig is a Managing Director of CSFB and Chief Operating Officer of its Private Equity Division (see “Stock Ownership – Principal Stockholders” and “Certain Transactions and Relationships”). He is also the Chief Financial and Administrative Officer of Credit Suisse First Boston Advisory Partners, LLC. From 1993 through October 1999, Mr. Hornig was an Executive Vice President of Deutsche Bank Americas where he was responsible for the holding company’s administration and operations for the Americas. He also currently serves as a Director for Forrester Research, Inc. and Pacific Fiber Company, L.P.

Alan H. Freudenstein, age 39, has been a director of Ascent since the 2003 Annual Meeting of Stockholders. Mr. Freudenstein is a Managing Director in the Private Equity Division of CSFB. He is also President of Credit Suisse First Boston Management LLC and Special Situations Holdings, Inc. — Westbridge (see “Stock Ownership – Principal Stockholders” and “Certain Transactions and Relationships”). From 1992 through July 2000, Mr. Freudenstein was a Managing Director at Bankers Trust Company, where he was responsible for incubation and venture investments within the New World Ventures Group.

Code of Ethics

        The Board has adopted a Code of Ethics that applies to the Company’s officers and employees, including its principal executive, financial and accounting officers and persons performing similar functions. The Code of Ethics will be made available, without charge, upon written request made to the Secretary of the Company at its principal executive offices.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

        The Board met six times during 2003 for regularly scheduled and special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity.

Board Committees

        The Compensation Committee of the Board is currently composed of Mr. Freudenstein (Chairman), Mr. Grimaldi and Mr. Kramer. The Compensation Committee is responsible for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers. The Compensation Committee met one time during 2003.

        The Audit Committee of the Board is currently composed of Mr. Freudenstein (Chairman), Mr. Grimaldi and Mr. Suckow. The Audit Committee retains, on behalf of the Company, the firm to be employed as the Company’s independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company’s financial statements. The Audit Committee met five times during 2003.

        The Board does not have a nominating committee. Nominations of director candidates are made by the Board as a whole, and the Board has not adopted a charter governing the nomination process nor is it required to have done so pursuant to the rules of any stock exchange or market. Each of the current directors would qualify as an “independent director” for purposes of serving on a nominating committee under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) if they were applicable to the Company, except for Patrick J. Mitchell, who is the Company’s Chairman of the Board, President and Chief Executive Officer.

        The Board has not adopted a formal policy with regard to the process to be used for identifying and evaluating nominees for director, including director candidates recommended by stockholders, and has not established any specific, minimum qualifications that director nominees must possess. The composition of the Board following the Company’s emergence from Chapter 11 bankruptcy proceedings in 1999 was determined in connection with the Company’s Plan of Reorganization and approved by CSFB, who became the Company’s largest stockholder pursuant to the Plan of Reorganization. From that date until 2003, there were no vacancies on the Board nor did the Board receive any nominations of candidates from any of the Company’s stockholders. At the request of CSFB, the two directors whose terms expired at the 2003 Annual Meeting of Stockholders did not stand for reelection and their seats were filled by two employees of CSFB. As discussed above under the caption “General”, the current composition of the Board was established pursuant to the terms of the Exchange Agreement. In light of the foregoing and because CSFB currently owns approximately 49% of the outstanding shares of Common Stock and will own approximately 93% of the outstanding shares of Common Stock if the Amendment is approved by stockholders at the Meeting, the Board does not believe it is necessary to form a nominating committee or to adopt policies with regard to the identification of or qualifications for director nominees or the evaluation of nominees recommended by other stockholders. Except for the two Independent Directors required under the terms of the Exchange Agreement (who are entitled to name their successors), it is likely that any other director candidate would have to be approved by CSFB in order to be elected, and the Board will consult with CSFB with respect to any such candidates. In the event that any other stockholder should propose a candidate for election as director at an annual meeting of the stockholders of the Company, the Board will decide what level of consideration will be given to such proposal on a case-by-case basis.

Directors’ Compensation

        For 2003, each non-employee member of the Board (other than CSFB employees) received a $15,000 annual retainer fee. All non-employee members of the Board received meeting fees of $2,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, committee meeting fees of $1,000 per committee member (and $1,500 in the case of the committee chairman) were paid as applicable for service on the Board’s standing committees. As discussed below under “Certain Transactions and Relationships”, during 2003 the Board appointed a special committee (the “Special Committee”) of four directors independent of CSFB and the Company (consisting of Messrs. Kramer and Suckow, who remain on the Board, and John Gutfreund and James Steen, who resigned from the Board effective on the close of business on December 31, 2003) to negotiate the terms of the restructuring of the preferred stock and notes held by affiliates of CSFB. The Special Committee met five times during 2003 and each member received $4,000 in the aggregate for attending such committee meetings.

        The expiration dates of stock options granted in 2002 under the Company’s 1999 Stock Option Plan to four non-employee directors who resigned during 2003 (Messrs. Gutfreund and Steen as well as Richard Hershman and Robert Peiser) were extended by the Board until the third anniversary of the respective dates of resignation.

Stockholder Communications with Directors

        The Board welcomes communications from stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o the Secretary of the Company, 3100 Burnett Plaza, 801 Cherry Street, Unit 33, Fort Worth, Texas 76102. Any correspondence sent to the Board or to any individual director in the foregoing manner will be forwarded by the Company to the addressee without review by management.

        The Company encourages, but does not require, the members of the Board to attend the annual meetings of stockholders. Because the Board holds its annual organizational meeting following the annual meeting of stockholders, the directors generally do attend the annual meetings. All members of the Board at the time of the Company’s 2003 Annual Meeting of Stockholders (other than those whose terms ended at that meeting and were not renominated) attended that meeting, other than Mr. Hornig, who was first elected at that meeting.

CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

Executive Officers

        The following is certain information, as of January 30, 2004, concerning each executive officer of the Company who is not also a director. Except as indicated below under “Employment Agreements”, there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was appointed.

Patrick H. O’Neill, age 53, joined the Company in September 1997 as Senior Vice President, General Counsel and Secretary. In November 1997, he was promoted to Executive Vice President. Prior to joining the Company and since 1990, he served as founder and President of the Law Offices of Patrick H. O’Neill, P.C.

Konrad H. Kober, age 45, was promoted to Senior Vice President and Chief Administration Officer in March 1999. In July 1990, he joined the Company as Assistant Vice President of Claims Review/Communications and was promoted in June 1994 to Vice President of Claims Administration.

Cynthia B. Koenig, age 46, joined the Company in March 1999 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1998, she held various finance positions at TIG Holdings, Inc. and its subsidiary, TIG Insurance Company, most recently Vice President-Controller and Chief Accounting Officer.

Option Values at Year End 2003

        The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers (as defined under the caption “Summary of Compensation”) as of December 31, 2003. No options were granted to Named Executive Officers during the fiscal year ended December 31, 2003.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003 (1)

	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick J. Mitchell	200,000	-	$11,250	-
Patrick H. O'Neill	160,000	-	$ 9,000	-
Konrad H. Kober	56,000	19,000	$ 4,200	-
Cynthia B. Koenig	56,000	19,000	$ 4,200	-

(1)     Valued at $0.15 per share, the closing price per share of Common Stock on December 31, 2003.

Summary of Compensation

        The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services in all capacities during each of the last three years by (1) the Company’s Chief Executive Officer and (2) all other executive officers of the Company (collectively, the “Named Executive Officers”), for the year ended December 31, 2003.

Name and		Annual Compensation			Long-Term Compensation/ Securities Underlying	All Other
Principal Position	Year	Salary	Bonus	Other	Options	Compensation(1)
Patrick J. Mitchell(2)	2003	$400,000	$ 80,000	$ -	$ -	$ 6,000
Chairman of the Board and	2002	$400,000	$140,000	$ -	$ -	$67,419
Chief Executive Officer	2001	$400,000	$ 80,000	$ -	$ -	$ 2,550

Patrick H. O'Neill(3)	2003	$300,000	$ 45,000	$ -	$ -	$ 6,011
Executive Vice President,	2002	$286,000	$ 75,075	$ -	$ -	$19,021
General Counsel and Secretary	2001	$286,000	$ 50,000	$ -	$ -	$14,987

Konrad H. Kober	2003	$175,000	$ 26,250	$ -	$ -	$ 4,375
Senior Vice President and	2002	$165,000	$ 43,313	$ -	$ -	$ 2,595
Chief Administration Officer	2001	$156,000	$ 35,000	$ -	$ -	$ 2,580

Cynthia B. Koenig	2003	$175,000	$ 26,250	$ -	$ -	$ 6,000
Senior Vice President,	2002	$165,000	$ 43,313	$ -	$ -	$ 3,375
Chief Financial Officer and	2001	$156,000	$ 35,000	$ -	$ -	$ 2,550
Treasurer

(1)     Represents matching contributions of the Company credited to the named executive officers under the Company’s 401(k) benefit plan except as indicated in notes (2) and (3) below.

(2)     For 2002, all other compensation includes $64,869, for interest paid on deferred payments pursuant to Mr. Mitchell’s employment agreement dated September 16, 2001.

(3)     For 2002 and 2001, all other compensation includes $15,940 and $11,781, respectively, for interest paid on deferred payments pursuant to Mr. O’Neill’s employment agreement dated September 16, 2001.

Employment Agreements

Mr. Mitchell and Mr. O’Neill – The Company and its wholly-owned subsidiary, Ascent Management, Inc. (collectively, the “Employer”), have entered into separate employment agreements dated December 18, 2002 with each of Patrick J. Mitchell and Patrick H. O’Neill (each, an “Executive” and collectively, the “Executives”), pursuant to which Mr. Mitchell is employed as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. O’Neill is employed as Executive Vice President, General Counsel and Secretary of the Company (the “Employment Agreements”). The Employer has agreed to employ each of the Executives for the period commencing on December 18, 2002 and ending on March 15, 2004.

        Mr. Mitchell and Mr. O’Neill have base salaries of $400,000 and $300,000, respectively, and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each Executive is entitled to receive an annual cash bonus, determined by the board of directors of the Employer or an executive committee thereof, payable at such time as similar bonuses are payable to senior management of the Employer and its subsidiaries. The Executives are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program (“LTIP”), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Employer and/or its subsidiaries for the benefit of senior executives.

        If an Executive’s employment is terminated by reason of death or “disability” (as defined in the Employment Agreements), such Executive, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid base salary; (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date; (c) in the case of death, any other compensation and benefits including life insurance, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer; and (d) in the case of disability, (i) continuation of the Executive’s health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Executive’s employment due to disability (or the Employer shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer.

        If an Executive’s employment is terminated by the Employer for “cause” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary; (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer.

        If an Executive’s employment is terminated by the Employer “without cause” or for “good reason” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal in amount to 117% of the sum of (i) the Executive’s “Base Salary” (as defined in the Employment Agreements) and (ii) the highest of either the incentive bonus or annual bonus awarded to the Executive within five (5) years prior to the termination date; provided, however, if the Executive has received a “Change in Control Payment” (as defined below) prior to the date of termination, then the lump sum payment described immediately above shall not be due; (b) a lump sum payment of any base salary accrued and incentive bonus or LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer.

        If an Executive’s employment is terminated “voluntarily” (as defined in the Employment Agreements) by the Executive, such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid Base Salary; (b) a lump sum payment of any annual bonus, incentive bonus and LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer.

        If the Employment Agreement is allowed to “expire” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid Base Salary; (b) a lump sum payment of any annual bonus, incentive bonus and LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer.

        In addition to any other payments to which the Executive may be entitled under the terms of his Employment Agreement, the Employer shall make a lump sum payment equal in amount to the sum of (a) 117% of the sum of (i) the Executive’s Base Salary (as provided for by Section 5.1 of his Agreement), and (ii) the highest of either the 2001 Annual Bonus, 2002 Annual Bonus, or any other annual or incentive bonus awarded to the Executive within five (5) years prior to the date of a “Change in Control” (as defined in the Employment Agreements), and (b) Three Hundred Fifty Thousand Dollars ($350,000) and One Hundred Fifty Thousand Dollars ($150,000) to Mr. Mitchell and Mr. O’Neill, respectively, within five (5) days following a Change of Control occurring during the term of employment (the “Change of Control Payment”). Notwithstanding the foregoing, the Executive shall be entitled to receive the Change of Control Payment as provided in the previous sentence if the Executive’s employment with the Employer is terminated for any reason during the term of employment, but prior to the date on which a Change of Control occurs, if the Executive can reasonably demonstrate that such termination (i) was at the request or suggestion of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control.

        If any payment or distribution to the Executive by the Employer or any subsidiary or affiliate would be subject to any “golden parachute payment” excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Executive without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

        If an Executive’s employment is terminated by the Employer for cause or voluntarily by an Executive, for a period of twelve months from the termination date, such Executive shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Employer or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Employer or any affiliate whose business the Employer was actively soliciting on the relevant termination date, and with which the Executive had business contact while employed by the Employer, or (ii) directly or indirectly induce or solicit any employees or agents of the Employer or any affiliate to leave or terminate their employment or agency relationship with the Employer.

Mr. Kober and Ms. Koenig – The Employer has also entered into separate employment agreements dated January 10, 2003 with each of Konrad H. Kober and Cynthia B. Koenig (each, an “Employee” and collectively, the “Employees”), pursuant to which Mr. Kober is employed as the Senior Vice President and Chief Administrative Officer of the Company and Ms. Koenig is employed as Senior Vice President, Chief Financial Officer and Treasurer of the Company (the “Employment Contracts”). The Employer has agreed to employ each of the Employees for a period of two years commencing on January 10, 2003.

        Mr. Kober and Ms. Koenig both have base salaries of $175,000 and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each Employee is entitled to receive an annual cash bonus, determined by the board of directors of the Employer or an executive committee thereof, payable at such time as similar bonuses are payable to senior management of the Employer and its subsidiaries. The Employees are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program (“LTIP”), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Employer and/or its subsidiaries for the benefit of senior executives.

        If an Employee’s employment is terminated by reason of death or “disability” (as defined in the Employment Contracts), such Employee, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid base salary; (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date; (c) in the case of death, any other compensation and benefits including life insurance, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer; and (d) in the case of disability, (i) continuation of the Employee’s health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Employee’s employment due to disability (or the Employer shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer.

        If an Employee’s employment is terminated by the Employer for “cause” or “without cause” either prior to or more than one year after a “Change in Control” or by the Employee “voluntarily” (as all such terms are defined in the Employment Contracts), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary; (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer.

        If an Employee’s employment is terminated by the Employer “without cause” or for “good reason” (as defined in the Employment Contracts) within one year following the date of a Change in Control (as defined in the Employment Contracts), such Employee will be entitled to, among other things, (a) a lump sum payment equal in amount to 100% of the Employee’s Base Salary (as defined in the Employment Contracts); (b) a lump sum payment of any Base Salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Employer, except any other severance benefit of the Employer.

        If any payment or distribution to the Employee by the Employer or any subsidiary or affiliate would be subject to any “golden parachute payment” excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Contract shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

        If an Employee’s employment is terminated by the Employer for “cause” or by the Employee for “good reason” within one year following the date of a Change in Control, for a period of twelve months from the termination date, such Employee shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Employer or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Employer or any affiliate whose business the Employer was actively soliciting on the relevant termination date, and with which the Employee had business contact while employed by the Employer, or (ii) directly or indirectly induce or solicit any employees or agents of the Employer or any affiliate to leave or terminate their employment or agency relationship with the Employer.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company’s Compensation Committee (the “Committee”) is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company’s compensation policies, approving executive officers’ salaries and bonuses and reviewing the salaries and bonuses of other senior management. The following report on compensation policies applicable to the Company’s executive officers, with respect to compensation reported for the year ended December 31, 2003, was prepared by the Committee.

Executive Compensation Philosophy and Policies

        The overriding objective of the Committee’s executive compensation policies is to attract and retain superior executives. The policies are also designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company’s financial performance; (2) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (3) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. For 2003, executive compensation consisted of the following components:

        Base Salary — The minimum salary to which the Named Executive Officers were entitled for 2003 is specified in their respective employment agreements and is subject to annual review and increase when deemed appropriate by the Committee. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive’s salary or to recognize an increase in the executive’s responsibilities.

        Incentive Bonus — The employment agreements of the Named Executive Officers provide for an annual cash bonus to be awarded at the determination of the Committee. For 2003, cash bonuses for all officers of the Company and its subsidiaries, including the Named Executive Officers, were determined based upon individual performance and achievement of Company financial goals as evaluated by the Committee.

        Stock Options — Stock option awards are intended to retain and motivate executive officers to achieve superior market performance of the Company’s stock. On March 24, 1999, the Board adopted the Ascent Assurance, Inc. 1999 Stock Option Plan. No stock options were granted to Named Executive Officers during 2003.

        Section 162(m) of the Internal Revenue Code — Section 162(m) of the Internal Revenue Code (the “Code”) prevents publicly traded companies from receiving a tax deduction for compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Company did not award any compensation that is non-deductible under Section 162(m) of the Code during 2003. In the event that the Company determines to award compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to qualify for exceptions available under Section 162(m).

Compensation of Chief Executive Officer

         Mr.  Mitchell’s employment with the Company is currently governed by an employment agreement entered into on December 18, 2002 (see “Certain Information Regarding the Executive Officers – Employment Agreements”). The minimum salary to which Mr. Mitchell is entitled is specified in such Employment Agreement and is subject to annual review and increase when deemed appropriate by the Committee. In addition, the annual cash bonus and benefits, from long-term incentive plans, provided for under Mr. Mitchell’s Employment Agreement are determined by the Committee.

   Submitted by the Compensation Committee

      Alan H. Freudenstein                                        Gregory M. Grimaldi                                            Michael A. Kramer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2003, the following directors, (none of whom was, or had been, an officer or employee of the Company or, any of its subsidiaries), served on the Company’s Compensation Committee: Paul E. Suckow, Michael A. Kramer and John H. Gutfreund. There were no interlocks with other companies within the meaning of the proxy rules of the Securities and Exchange Commission (“SEC”)during 2003.

STOCK OWNERSHIP

Principal Stockholders

        The following table sets forth, as of January 30, 2004, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

Name and Address	Number Of Shares	Percent

Credit Suisse First Boston LLC1 11 Madison Avenue New York, New York 10010-3629	47,210,376	93%

1 Includes 3,215,350 shares of Common Stock outstanding (representing 49.20% of the outstanding Common Stock) and 43,995,026 shares beneficially owned, through ownership of 37,504 shares of Series B Convertible Participating Preferred Stock (the “Series B Preferred”), by Special Situations Holdings, Inc.-Westbridge, a wholly-owned subsidiary of Credit Suisse First Boston LLC. The Series B Preferred is 100% owned by CSFB and does not have voting rights with respect to the election of directors. The Series B Preferred may be converted into Common Stock at any time at a conversion price of $0.85246 per share of Common Stock. Because there are not currently sufficient authorized but unissued shares of Common Stock available for issuance upon exercise of the Series B Preferred, effectiveness of the Amendment is required for the conversion of 19,697 shares of the Series B Preferred into 23,106,069 shares of Common Stock. See “Proposal 2 – Proposal to Amend Certificate of Incorporation.” As discussed below under “Certain Transactions and Relationships”, the Series B Preferred was issued to CSFB in exchange for its shares of Series A Convertible Preferred Stock of the Company on December 31, 2003.

Security Ownership of Directors and Executive Officers

        The following table sets forth as of January 30, 2004 (except for shares owned by executive officers through participation in the Company’s 401(k) Plan, which are as of December 31, 2003), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as director, each of the Named Executive Officers and all executive officers and directors as a group. To the Company’s knowledge, each of the persons listed below has sole voting and investment power as to all shares indicated as owned by him or her.

Name	Number of Shares Own	Percent
Patrick J. Mitchell1	229,060	*
Patrick H. O'Neill2	183,250	*
Konrad H. Kober3	82,631	*
Cynthia B. Koenig4	106,925	*
Alan H. Freudenstein5	-	*
Gregory M. Grimaldi5	-	*
George R. Hornig5	-	*
David G. Kaytes	-	*
Michael A. Kramer6	22,500	*
Paul E. Suckow6	22,500	*
All executive officers and directors as a group	646,865	1.3%

1	Includes 200,000 shares that may be acquired with currently exercisable stock options and 10,209 shares held in the Company’s 401(k) plan.

2	Includes 160,000 shares that may be acquired with currently exercisable stock options and 9,600 shares held in the Company's 401(k) plan.

3	Includes 56,000 shares that may be acquired with currently exercisable stock options, 19,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of February 24, 2004, and 7,631 shares held in the Company’s 401(k) plan.

4	Includes 56,000 shares that may be acquired with currently exercisable stock options, 19,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days of February 24, 2004, and 7,425 shares held in the Company’s 401(k) plan.

5	Messrs. Freudenstein, Grimaldi and Hornig are employees of CSFB. Does not include shares owned by CSFB or its affiliates. (see "Stock Ownership - Principal Stockholders" and "Certain Transactions and Relationships").

6	Includes 22,500 shares that may be acquired with currently exercisable stock options.

* Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stockholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2003, the Company’s directors, executive officers and greater-than-10% stockholders complied with the foregoing requirements, except that Messrs. Freudenstein and Hornig (who were first elected as directors at the 2003 Annual Meeting of Stockholders on May 8, 2003) did not file their respective Form 3‘s until January 12, 2004, and CSFB did not file its Form 4 in respect of the consummation of the transactions under the Exchange Agreement (which occurred on December 31, 2003) until January 12, 2004 (see “Certain Transactions and Relationships”).

PERFORMANCE GRAPH

        The following line graph demonstrates the performance of the cumulative total return to the holders of the Company’s Common Stock in comparison to the cumulative total return on the Russell 2000 Index and the SNL <$250M Insurance Asset-Size Index for the period commencing June 30, 1999 (the Company’s new Common Stock began trading on the OTC Bulletin Board after its emergence from Chapter 11 reorganization proceedings on May 28, 1999) through December 31, 2003.

	Period Ending
Index	6/30/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Ascent Assurance, Inc.	100.00	50.89	28.57	17.14	21.43	4.29
Russell 2000	100.00	110.96	107.6	110.28	87.69	129.13
SNL <$250M Insruance Asset-Size Index	100.00	93.30	83.34	101.25	123.70	237.38

CERTAIN TRANSACTIONS AND RELATIONSHIPS

        CSFB acquired its equity ownership interest in the Company pursuant to the Company’s Plan of Reorganization upon its emergence from Chapter 11 bankruptcy proceedings on March 24, 1999 (the “Plan”), whereby SPV (i) received 8,090 shares of the Company’s 10.25% Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), in exchange for the 11% Senior Subordinated Notes due 2002 (the “11% Notes”) that were held by CSFB, (ii) purchased 15,167 additional shares of Series A Preferred Stock not purchased by other eligible holders of 11% Notes, and (iii) received 3,215,350 shares of Common Stock (3,093,999 of which were issued on March 24, 1999 pursuant to the Plan and the remainder of which were issued several months later upon the settlement of certain outstanding claims under the Plan) in exchange for the 7-1/2% Subordinated Convertible Notes Due 2004 of the Company that were held by CSFB. Accordingly, following confirmation of the Plan, CSFB was the Company’s largest stockholder, owning 3,215,350 shares of Common Stock and 23,257 shares of Series A Preferred Stock having an aggregate stated value of $23.3 million, which could be converted at any time at SPV’s option at a conversion price of $4.88 per share into 4,765,778 shares of Common Stock. The Company was permitted to pay dividends in kind on the Series A Preferred Stock by the delivery of additional shares. All dividends accrued on the Series A Preferred Stock have been paid in that manner. As of December 31, 2003, the stated value of the outstanding shares of Series A Preferred Stock was approximately $37.5 million.

        CSFB also became the Company’s largest creditor when, on April 17, 2001, Credit Suisse First Boston Management LLC (“CSFB Management”), a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc. and an affiliate of SPV, extended a loan to the Company in the amount of $11 million pursuant to the terms of a credit agreement between the Company and CSFB Management (the “Credit Agreement”). The notes issued under the initial terms of the Credit Agreement bore interest at a rate of 12% per annum and had a maturity date of April 2004 (the “CSFB Notes”). Absent an event of default, the Company was permitted to pay interest in kind by issuance of additional CSFB Notes. The Credit Agreement provided for a facility fee of $1.5 million payable upon maturity or upon a “change in control”, as defined in the Credit Agreement. The Company’s obligations were secured, pursuant to a guarantee and security agreement and pledge agreements, by substantially all of the assets of the Company and its subsidiaries (excluding the capital stock and the assets of certain subsidiaries, some or all of which were pledged as collateral for certain receivables financing agreements). The Company’s subsidiaries (other than those pledged as collateral for the aforementioned receivables financing agreements) also guaranteed the Company’s obligations under the Credit Agreement. During 2001, 2002 and 2003, the Company elected to pay all interest through the issuance of additional CSFB Notes. As of December 31, 2003 the outstanding loan balance was approximately $15.3 million.

        At various times during 2003, the Company’s executive officers approached CSFB to initiate a discussion on various alternatives regarding the Company’s financial situation and liquidity in connection with (i) the scheduled mandatory redemption of the $37.5 million of Series A Preferred Stock on March 24, 2004, and (ii) the scheduled maturity of the $15.3 million of CSFB Notes on April 17, 2004. It was clear to management that the Company had to either refinance or restructure the terms of the CSFB Series A Preferred Stock and CSFB Notes. At a meeting of the Board held on July 30, 2003, a representative of CSFB who serves on the Board informed the Board that CSFB did not desire to extend such redemption and maturity dates and suggested that the Company seek and evaluate alternative financing structures and proposals involving persons other than CSFB. After deliberations among members of the Board and the Company’s executive officers (with representatives of CSFB having been excused from the meeting), the Board informed CSFB that, based on its evaluation of prevailing circumstances and recent events and negotiations, the Board had concluded that alternative financing sources would not be available to repay the Series A Preferred Stock and the CSFB Notes when required in 2004 and inquired as to whether there were any terms upon which CSFB would be willing to consider an extension of those maturity dates. The Board further informed CSFB that it desired to proceed expeditiously with negotiations of such an extension in order, among other things, to permit the Company to continue with its current marketing efforts and its efforts to renew or replace its agent debit balance financing facility with LaSalle Bank, N.A., each of which could be adversely affected by a failure to satisfactorily extend the maturity of the Series A Preferred Stock and the CSFB Notes.

        On August 22, 2003, in response to the Board’s inquiry, CSFB sent a letter to the Company and the members of the Board indicating that, although CSFB believed that the Company should continue to seek alternative financing that would enable the Company to satisfy its obligations under the CSFB Notes and the Series A Preferred Stock in whole or in part, CSFB would be willing to enter into discussions with the Company regarding an extension of the mandatory redemption date of the Series A Preferred Stock and the maturity date of the CSFB Notes, subject to various terms and conditions. On August 26, 2003, the Board established the Special Committee to evaluate the terms of any transaction with CSFB and its affiliates and to determine whether such transaction would be fair to the Company and to the stockholders of the Company that are unaffiliated with CSFB. The Special Committee thereupon retained independent financial and legal advisors. Over the course of the next four months, the Special Committee negotiated the terms of the restructuring of the terms of CSFB’s Series A Preferred Stock and CSFB Notes with representatives of CSFB.

        On December 31, 2003, the Special Committee met to evaluate the final terms of the Exchange Agreement. The Special Committee determined that the transactions contemplated by the Exchange Agreement were fair to and in the best interests of the Company and the stockholders of the Company not affiliated with CSFB and authorized the Company to enter into the Exchange Agreement and all of the related documents and the transactions contemplated thereby. The Special Committee’s actions were subsequently ratified by the Board (with the directors affiliated with CSFB abstaining from such vote). Thereafter, on December 31, 2003, the Company and the affiliates of CSFB that were parties to the Exchange Agreement completed an exchange of the Series A Preferred Stock for Series B Preferred Stock and a restructuring of the CSFB Notes that resulted, among other things, in an extension of the maturity dates of the preferred stock and notes held by CSFB from March 24, 2004 and April 17, 2004, respectively, to March 24, 2010 (the “Restructuring”).

        Pursuant to the Exchange Agreement, CSFB received 37,504 shares of Series B Preferred Stock in exchange for its 36,567 shares of Series A Preferred Stock plus accrued dividends equaling 937 shares of Series A Preferred Stock. Except as described below, the Series B Preferred Stock has terms substantially similar to those of the Series A Preferred Stock. In addition to having a mandatory redemption date of March 24, 2010, representing a six-year extension of the mandatory redemption date of the Series A Preferred Stock, the dividend rate on the Series B Preferred Stock is 5.5% per annum, a reduction from the 10.25% per annum dividend rate on the Series A Preferred Stock. The conversion price of the Series B Preferred Stock is $.85246 per share (or 1,173.1 shares of Common Stock per share of Series B Preferred Stock), versus $4.88 for the Series A Preferred Stock (or 204.9 shares of Common Stock per share of Series A Preferred Stock). As a result of the exchange, CSFB owns, on an as-converted, fully-diluted basis, 93% of the Common Stock (including outstanding in-the-money employee stock options) and the public stockholders have retained a 7% equity interest in the Company. Upon effectiveness of the Amendment and receipt of any required regulatory approvals (see “Proposal 2 – Proposal to Amend Certificate of Incorporation”), the Series B Preferred Stock will automatically convert into 43,995,026 shares of Common Stock, and CSFB’s holdings of Common Stock will represent 93.43% of the outstanding shares of Common Stock and 93% of the shares of Common Stock outstanding on a fully-diluted basis (including outstanding in-the-money employee stock options). In the event that the Amendment does not become effective by June 30, 2004, other than if such failure is the direct or indirect result of any action taken or failed to be taken by CSFB, such failure shall constitute an event of default under the CSFB Notes which, among other things, will result in the holder of the Series B Preferred Stock having the right to vote (until such event of default has been cured) on all matters thereafter brought to the stockholders of the Company (other than the election of directors) as a single class with the holders of Common Stock and will permit the holders of the CSFB Notes to accelerate the $15.3 million of indebtedness outstanding under the Credit Agreement.

        The restructuring of the terms of the CSFB Notes was effected pursuant to an amendment of the Credit Agreement. In addition to the six-year extension of the maturity date of the CSFB Notes, the interest rate of the CSFB Notes has been reduced from 12% to 6% per annum. Also, the $1.5 million facility fee that was payable upon maturity of the CSFB Notes has been waived. In the event that the Amendment does not become effective by June 30, 2004 (see “Proposal 2 – Proposal to Amend Certificate of Incorporation”), other than if such failure is the direct or indirect result of any action taken or failed to be taken by CSFB, such failure shall constitute an event of default under the CSFB Notes which, among other things, will permit the holders of the CSFB Notes to accelerate the $15.3 million of indebtedness outstanding under the Credit Agreement. CSFB has also agreed that the CSFB Notes will be subordinate to up to $10 million in borrowings under the Company’s agent debit balance credit facility. The Company, certain of its subsidiaries, CSFB and the lender under such credit facility have entered into an Intercreditor and Subordination Agreement dated as of December 31, 2003 to give effect to this subordination agreement.

        Following the closing of the Restructuring, the seven-member Board was reconstituted and, pursuant to the Exchange Agreement, two of its members (who will be entitled to appoint their successors) will be required to be independent of both CSFB and the Company until such time as the Company no longer has any stockholders not affiliated with CSFB or, if sooner, upon the sale of the Company to an unaffiliated third party (the “Independent Directors”). See “Proposal 1 – Election of Directors.” To qualify as an Independent Director, a director must not be an officer of the Company or any of its subsidiaries, must not otherwise be an affiliate of CSFB and must qualify as “independent” under the rules or listing standards of any securities exchange or market on which any of the Company’s securities are listed or approved for trading or, if not so listed or approved, the rules or listing standards of the Nasdaq Stock Market.

        The Exchange Agreement provides that, during the period that the Company is required to have two Independent Directors, Independent Director approval will be required for transactions between CSFB or its affiliates and the Company, except for (i) the payment of customary director fees or other ordinary course transactions under $100,000 and (ii) as described below, certain business combination transactions in which the stockholders not affiliated with CSFB receive all cash in exchange for their shares. Following conversion of the Series B Preferred Stock, CSFB will have sufficient voting power to be able to approve a short-form merger with the Company without a vote of the Board or the stockholders not affiliated with CSFB. However, CSFB has agreed in the Exchange Agreement that the Company will not consummate such a transaction at a cash price per share that does not reflect fair value under applicable Delaware law as reasonably determined by the controlling stockholder; provided that, prior to January 1, 2005, such price cannot be less than $.40 per share. The stockholders not affiliated with CSFB would also have appraisal rights under Delaware law in connection with any short-form merger. The stockholders not affiliated with CSFB are expressly permitted to rely on the provisions of the Exchange Agreement relating to Independent Director approval of certain related party transactions and business combinations, and such provisions will be enforceable by such stockholders or by the Independent Directors on their behalf. The Company has agreed in the Exchange Agreement to pay the reasonable fees and expenses of one firm of counsel engaged to represent the Independent Directors in connection with any actions to enforce such provisions of the Exchange Agreement on behalf of stockholders not affiliated with CSFB that are brought and pursued with the good faith approval of each Independent Director.

        In addition, in connection with the Restructuring, the Company and CSFB amended the Registration Rights Agreement dated March 24, 1999 to provide that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock will be considered “Registrable Securities” for purposes of CSFB’s registration rights under that agreement. The Exchange Agreement and the other agreements described above were filed as exhibits to the Company’s Form 8-K report dated January 6, 2004.

        According to the amendment to Schedule 13D filed by CSFB on January 6, 2004, except for the transactions contemplated by the Exchange Agreement described above, neither CSFB or its affiliates has any current intention, plan or proposal with respect to: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company’s business or corporate structure; (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange, if any, or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

        CSFB also indicated in its filing that it intends to evaluate continuously its investment in the Company and, based on such evaluation or other facts and circumstances, may determine at a future date to adopt plans or intentions different from those set forth above. CSFB has specifically reserved the right from time to time to increase or decrease its investment in the Company, through privately negotiated purchases or sales of securities, open market purchases or otherwise, and reserved all rights and remedies under the Credit Agreement and the Series B Preferred Stock, including the right to demand payment in full as and when due for repayment or redemption (in each case, subject to the terms of the Intercreditor and Subordination Agreement).

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board is composed of three directors, two of whom (Messrs. Freudenstein and Grimaldi) would not be considered “independent” under the listing standards of Nasdaq (if they were applicable to the Company) by virtue of their relationships with CSFB, the Company’s largest stockholder (see “Stock Ownership – Principal Stockholders”). The Board has determined that Paul E. Suckow is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee operates under a written charter adopted by the Board, a copy of which is attached to this proxy statement as Annex A. The Audit Committee met and held discussions with management and the independent accountants regarding audit plans and results. Management has the primary responsibility for the Company’s systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent accountants.

        The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with the accountants’ independence, and has discussed with the accountants the accountants’ independence.

        Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Submitted by the Audit Committee

     Alan H. Freudenstein                                              Gregory M. Grimaldi                                             Paul E. Suckow

PRINCIPAL ACCOUNTING FIRM FEES

Effective October 2, 2002, the Company dismissed PricewaterhouseCoopers, LLP (“PwC”) as its independent accountant and engaged Ernst & Young, LLP (“E&Y”) as the accountant for the Company for the fiscal year ending December 31, 2002. E&Y also served as the Company’s independent accountant for the fiscal year ended December 31, 2003. Further information relating to this change in accountants is included in the section entitled “Changes in Principal Accounting Firm.”

Independent Auditor Fee Information

Fees for professional services provided by the Company’s independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) were:

	2003	2002

Audit Fees	$355,938	$271,732
Audit-Related Fees	31,500	45,000
Tax Fees	-	-
All Other Fees	-	-

	$387,438	$316,732

Fees for audit services include fees associated with: (1) the annual audit, (2) the reviews of the Company's quarterly reports on Form 10-Q, (3) required domestic statutory audits, and (4) debt compliance reports.

Audit-related fees principally included (1) audits not required by statute or regulation, (2) the employee benefit plan audit, (3) education and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and (4) agreed-upon-procedures performed in 2002.

All of E&Y’s fees for 2002 and 2003 were pre-approved by the Audit Committee through a formal engagement letter with E&Y. The Audit Committee's policy is to pre-approve all services by the Company's independent accountants, except those for which fees would be less than 5% of total annual fees.

Change in Principal Accounting Firm

        Effective October 2, 2002, Ascent dismissed PwC as its independent accountant and engaged E&Y as its independent accountant for the Company for the fiscal year ending December 31, 2002. The decision to change accountants was recommended by the Company’s Audit Committee and approved by the Board.

        The reports of PwC on the consolidated financial statements of Ascent as of and for the years ended December 31, 2001 and December 31, 2000 contained no adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During such periods and through October 2, 2002:

(i)	There were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter thereof in connection with its report, except as discussed in the following paragraph.

PwC's Report to the Audit Committee of the Board dated November 1, 2001 characterized as a disagreement certain discussions and correspondence in March 2001 between PwC and the Company, including the Audit Committee of the Board, regarding the Company's deferred tax asset valuation allowance as of December 31, 2000. These discussions and correspondence focused on whether the Company's preliminary deferred tax asset valuation allowance reduced the Company's net deferred tax asset at December 31, 2000 to an amount more likely than not to be realized as required by paragraph 17(e) of Statement of Financial Accounting Standards 109. The Company recorded a 100% valuation allowance to reduce its net deferred tax asset to zero in its December 31, 2000 consolidated financial statements, which resolved this matter to PwC's satisfaction.

(ii)	PwC did not advise the Company of any of the reportable events listed in paragraph (A) through (D) of Regulation S-K Item 304 (a)(1)(v), except that, in PwC's Report to the Audit Committee of the Board and Management Letter to the Board, both dated November 1, 2001 and related to its December 31, 2000 audit, PwC communicated the following matter which it considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants. PwC also discussed this matter with the Audit Committee of the Board at its March 2001 meeting.

In late March 2000, the home offices of the Company were struck by a tornado. In May 2000, the Company completed its conversion to a new policy/claims administration system. During 2000, due in part to the system conversion, the tornado down time as well as related processing difficulties, a significant backlog of open claims developed in the claims processing area. Management, with the assistance of additional resources hired specifically for this purpose, worked to alleviate the backlog commencing in the summer of 2000 and eliminated the backlog by the end of the first quarter of 2001. Reserve estimation methods used during 2000 considered the impact of claims administration practices; however, the decrease in the rate of claims payment and claim file closure resulting from this backlog limited the usefulness of the historical loss development information accumulated by the Company for reserve estimation purposes. PwC recommended monitoring controls surrounding the identification of changes in claims payment patterns be strengthened to enable management to effectively estimate the related impact on the reserve estimation process. The Audit Committee discussed the nature of this reportable condition with PwC and directed that the recommendation in PwC's November 1, 2001 letter be implemented. During the course of 2001, management enhanced monitoring controls over claim payment patterns.

The Company has authorized PwC to respond fully to the inquiries of E&Y regarding the above matters.

        As part of the Company's Form 8-K report dated October 2, 2002 in connection with the dismissal of PwC, the Company requested that PwC furnish it with a letter addressed to the SEC stating whether it agreed with the statements contained in Item 4 of such Form 8-K. A copy of PwC's letter to the SEC dated October 8, 2002 was attached as an exhibit to such Form 8-K report and to the Company's proxy statement for the 2003 Annual Meeting of Stockholders. On January 15, 2004, the Company sent PwC a letter attaching the disclosure in this section "Change in Principal Accounting Firm", which is substantively the same as that contained in the Company's Form 8-K report dated October 2, 2002. Under Item 304 of Regulation S-K, PwC had 10 business days after receipt of such disclosure to submit a brief statement if it believed that the statements are incorrect or incomplete. Since PwC did not submit such statement, PwC presumptively agrees with the statements disclosed herein.

PROPOSAL 2 - PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

        The Certificate of Incorporation currently authorizes the issuance of up to 30,000,000 shares of common stock, par value of $.01 per share, and 40,000 shares of preferred stock, par value of $.01 per share, of the Company. The Board has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 shares to 75,000,000 shares (the "Amendment"). The Amendment would not affect the authorized number of shares of preferred stock. As so amended, the first paragraph of Article FOURTH of the Certificate of Incorporation would read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 75,040,000, consisting of 75,000,000 shares of common stock , par value of $.01 per share (hereinafter referred to as "Common Stock"), and 40,000 shares of preferred stock, par value of $.01 per share (hereinafter referred to as "Preferred Stock")."

        The proposed increase in the authorized number of shares of Common Stock, which is contemplated by the Exchange Agreement as discussed above, has been recommended by the Board to provide adequate shares for the conversion of the Series B Preferred Stock and to make additional shares available for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, to afford the Company the greater flexibility in acting upon proposed transactions. Currently, of the 30,000,000 authorized shares of Common Stock, 6,535,850 shares are outstanding, 20,888,956 shares are reserved for issuance upon conversion of 17,807 shares of Series B Preferred Stock (out of a total of 37,504 shares outstanding), 1,602,954 shares are reserved for issuance upon exercise of outstanding stock options held by directors and employees of the Company and 971,266 shares are reserved for issuance upon the exercise of outstanding warrants with an exercise price of $9.04 which expire on March 24, 2004.

        If the Amendment is approved and becomes effective, and after the receipt of any regulatory approvals necessary for the conversion in full of the shares of Series B Preferred Stock owned by SPV into shares of Common Stock (in respect of which CSFB has agreed in the Exchange Agreement to submit the necessary filings no later than February 16, 2004), the 37,504 shares of Series B Preferred Stock owned by SPV will automatically convert into 43,995,026 shares of Common Stock and, as a result, 21,894,904 additional shares of Common Stock will remain available for issuance by the Board (not including the 2,574,220 shares of Common Stock currently reserved for issuance upon the exercise of outstanding stock options and warrants as described in the preceding sentence). Such additional authorized shares will be available for general corporate needs, such as any future stock splits, stock dividends or issuances under the Company's employee benefit plans. Additionally, the shares could be used for such purposes as raising additional capital for the operations of the Company or in connection with acquisitions or investments. The terms of any future issuance of shares of Common Stock by the Company will be determined by the Board based largely on market and financial conditions and other factors existing at the time of issuance and sale. Such additional authorized shares would be available for issuance without further action by the stockholders of the Company, except as provided under the General Corporate Law of the State of Delaware or the rules of any national securities exchange on which the Common Stock may be listed at the time.

        The additional shares of Common Stock for which authorization is being sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. The stockholders will have no preemptive rights to purchase additional shares of Common Stock and the issuance of additional shares of Common Stock could dilute the stockholders' existing equity interest. If this Proposal is approved by stockholders, the Amendment will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which will be filed promptly upon stockholder approval.

        If the Amendment does not become effective on or prior to June 30, 2004, CSFB will be entitled to declare an event of default under the Credit Agreement, which, among other things, (i) will result in the holder of the Series B Preferred Stock having the right to vote (until such event of default has been cured) on all matters thereafter brought to the stockholders of the Company (other than the election of directors) as a single class with the holders of Common Stock, and (ii) would permit the holders of the CSFB Notes to accelerate the $15.3 million of indebtedness outstanding under the Credit Agreement.

        The Board recommends that the stockholders vote "FOR" the adoption of the Amendment. Pursuant to the terms of the Exchange Agreement (see "Certain Transactions and Relationships"), CSFB has agreed to cause SPV to vote its shares of Common Stock, representing approximately 49.20% of the shares of Common Stock outstanding, in favor of the adoption of the Amendment. SPV also owns 37,504 shares of Series B Preferred Stock, 17,807 of which are immediately convertible into 20,888,956 shares of Common Stock at a price of $0.85246 per share (which would thereby increase SPV's ownership percentage in the outstanding Common Stock to 87.89%). In addition, the executive officers of the Company, who together own shares representing approximately 0.87% of the outstanding Common Stock, have indicated that they will vote their shares in favor of the adoption of the Amendment.

PROPOSALS OF STOCKHOLDERS

        Proposals that stockholders wish to include in the Company's proxy materials relating to the 2005 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 4, 2004 and otherwise follow the procedures set forth in SEC Rule 14a-8. In addition, if a stockholder proposal is not received by the Company on or before January 18, 2005, the persons named in the proxies solicited by the Board for that Meeting may exercise discretionary voting power with respect to that proposal.

OTHER MATTERS

        The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgment of the person acting under the proxy.

        One or more representatives of E&Y will be present at the Meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee will make its recommendation to the Board as to the selection of independent accountants for the year ended December 31, 2004 by September 2004.

        A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

/s/ Patrick H. O'Neill
Patrick H. O'Neill Executive Vice President, General Counsel and Secretary

Upon written request, the Company will provide to each stockholder, without charge, a copy of its annual report to the Securities and Exchange Commission on Form 10-K for 2003. Requests should be directed to Patrick H. O’Neill, Executive Vice President and General Counsel, Ascent Assurance, Inc., 3100 Burnett Plaza, 801 Cherry Street, Unit 33, Fort Worth, Texas 76102. Such report will be furnished without Exhibits. Copies of the Exhibits to such annual report will be furnished to requesting stockholders upon payment of the Company’s reasonable expenses in furnishing the same.

PROXY

ASCENT ASSURANCE, INC.
3100 Burnett Plaza, 801 Cherry Street, Unit 33, Fort Worth, Texas 76102

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Stockholders - March 15, 2004

        The undersigned appoints Patrick J. Mitchell and Patrick H. O’Neill, or either of them, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Ascent Assurance, Inc., to be held at the offices of Milbank, Tweed, Hadley & McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, on March 15, 2004 at 9:00 A.M., New York time, and all adjournments or postponements thereof.

        This Proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the Proxy and at the discretion of the Proxy holders as to any other matters that may properly come before the Annual Meeting.

        If not otherwise specified, shares will be voted FOR Proposals 1 and 2 on the reverse side of this card and at the discretion of the Proxy holders as to any other matters that may properly come before the Annual Meeting.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

ASCENT ASSURANCE, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. O

1. Election of Directors:
Nominees: Gregory M. Grimaldi David G. Kaytes Patrick J. Mitchell	For Withhold For All All All Except O O O	The undersigned hereby revokes any Proxy heretofore given to vote said shares and hereby ratifies all that said Proxy holders may do at the Annual Meeting or at any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominees name on the space provided below:		Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.

__________________________		Date: ______________, 2004

2. Amendment of Certificate of Incorporation	For Against Abstain O O O	______________________________ ______________________________ ______________________________

SIGNATURE OF STOCKHOLDER(S) should conform to the name(s) stenciled hereon. If more than one name appears, all must sign.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE

ANNEX A

SECOND AMENDED CHARTER
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
ASCENT ASSURANCE, INC.

ORGANIZATION AND POLICY

The membership of the Audit Committee (“Committee”) shall consist of three members of the Board of Directors (“Board”) of Ascent Assurance, Inc. (the “Company”) who shall serve at the pleasure of the Board. Committee Members and the Committee Chair shall be designated by the full Board in accordance with the bylaws of the Company. The Committee shall convene and meet in person or by telephone at least quarterly. The Committee shall also meet in person or by telephone at least quarterly with the Company’s Chief Financial Officer or other members of management and the Company’s independent auditors.

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with the code of conduct. The Committee will maintain an open line of communication with management and the independent auditors. Each Committee Member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company’s business, operations and risks.

RESPONSIBILITIES

In meeting its responsibilities the Committee will:

February Meeting

1.	Recommend to the Board the appointment or discharge of independent auditors;

2.	Confirm the independence of the independent auditors by reviewing non-audit services provided and related fees;

3.

Pre-approve all auditing and non-audit services to be performed by the independent auditors with the exception of where (i) the aggregate amount of all services not pre-approved constitutes no more than 5% of the total amount of revenue paid to the independent auditor during the fiscal year, or (ii) such services are promptly brought to the attention of the Committee and approved prior to completion;

4.

The Committee shall obtain, review, and discuss reports from the independent auditor regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor and the reasons for favoring that treatment; and (iii) other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.

5.	Review and discuss with management and the independent auditors at the completion of the annual audit:

(a)	the Company’s annual financial statements and related footnotes and determine whether they are complete and reflect appropriate accounting principles. The Committee will focus on judgmental areas (including deferred acquisition cost recoverability and claims reserve adequacy), complex or unusual transactions, and the impact of new accounting pronouncements.

(b)	the independent auditors’ report on the Company’s financial statements.

(c)	Management’s Discussion and Analysis and other sections of the annual report before its release and consider whether the information is adequate and consistent with Committee Members’ knowledge about the Company and its operations.

(d)	any serious difficulties or disputes with management encountered during the course of the audit.

(e)	required communications with the independent auditors under generally accepted auditing standards.

(f)	Discuss with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented.

6.

Receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the independent accountant the independent accountant’s independence.

7.	Review any legal actions or regulatory compliance matters that could have a significant impact on the Company’s financial statements.

August Meeting

8.	Review the independent auditors’ proposed audit scope and approach and approve the independent auditors’ audit engagement letter.

9.

Review the independent auditors’ annual letter to management and management’s responses thereto. Determine through inquiry of management and the independent auditors that management is placing appropriate emphasis on maintaining internal controls.

10.	Review with management policies and procedures for preparation of interim financial statements and the nature and timing of the independent auditors’ review of interim financial information.

11.	Inquire of management as to significant operational risks and the plans to minimize any such risks.

12.

Ensure that an appropriate code of conduct is formalized in writing and that it has been communicated to all employees. Review the program for monitoring compliance with the code of conduct and any compliance exceptions with general counsel.

13.

The Committee shall assure the regular rotation of the lead audit partner as required by Section 10A(j) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee shall set clear hiring policies for employees or former employees of the independent auditor that are consistent with Section 10A(l) of the Exchange Act.

As Needed

14.	Meet with the independent auditors in a separate executive session to discuss any matters that the Committee or independent auditors believe should be discussed privately wit the Committee.

15.	Periodically report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

16.	Review and update the Committee’s Charter on an annual basis.

17.	Perform such other functions as required by law, the Company’s bylaws, or the Board.